UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2004

Denison International plc

(Exact name of registrant as specified in charter)

England and Wales	000-29358	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14249 Industrial Parkway, Marysville, Ohio	43040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 644-4437

Not Applicable

(Former name or former address, if changed from last report)

Item 1.	CHANGES IN CONTROL OF REGISTRANT

Denison International plc, a public limited company organized under the laws of England and Wales (the “Company”), entered into an Acquisition Agreement (the “Acquisition Agreement”), dated as of December 7, 2003, with Parker-Hannifin Corporation, an Ohio corporation (“Parker”). Pursuant to the terms of the Acquisition Agreement, Parker agreed to make cash tender offers (collectively, the “Offer”) to acquire all of the Ordinary Shares, $0.01 par value, of the Company (the “Ordinary Shares”), outstanding at any time during the Offer, including those Ordinary Shares represented by American Depositary Shares (“ADSs”), and all of the issued and outstanding ‘A’ Ordinary Shares, £8.00 par value, of the Company (the “A Ordinary Shares” and, together with the Ordinary Shares and the ADSs, the “Shares”), each in return for the payment by Parker of an amount in cash equal to $24.00 per Share, in each case, net to the seller without interest. In addition, under the terms of the Acquisition Agreement, Parker agreed that following consummation of the Offer, if Shares representing at least 90% of the Ordinary Shares on a fully diluted basis and at least 90% of the A Ordinary Shares on a fully diluted basis were tendered and not withdrawn, a squeeze-out of the remaining Shares would be consummated in accordance with Sections 428 to 430F of the Companies Act 1985.

The Offer expired at 8:00 a.m., New York City time, on Thursday, February 12, 2004. Based on information provided by Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), approximately 6,973 A Ordinary Shares, or approximately 99% of the outstanding A Ordinary Shares on a fully diluted basis, and approximately 10,163,704 Ordinary Shares, including those Ordinary Shares represented by ADSs (including those Shares tendered pursuant to guaranteed delivery procedures), or approximately 96% of the outstanding Ordinary Shares, including those Ordinary Shares represented by ADSs, on a fully diluted basis, were validly tendered and not withdrawn in the Offer. Immediately following expiration of the Offer, Parker accepted for payment and paid for all Shares validly tendered and not withdrawn in the Offer (other than those Shares subject to guaranteed delivery). The aggregate consideration paid by Parker in exchange for all Shares validly tendered and not withdrawn (other than those Shares tendered pursuant to guaranteed delivery procedures) was $244,033,848. Parker paid for the Shares validly tendered and not withdrawn from cash on hand and the issuance of commercial paper.

In connection with the consummation of the Offer, all of the members of the Board of Directors of the Company resigned. Effective upon the consummation of the Offer, six new individuals designated by Parker were elected to the Board of Directors of the Company.

The Company has been advised that Parker intends to acquire all Ordinary Shares and A Ordinary Shares not tendered into the Offer through a compulsory acquisition of such Ordinary Shares and A Ordinary Shares pursuant to Sections 428 to 430F of the United Kingdom Companies Act 1985 (the “Compulsory Acquisition”). Sections 428 to 430F of the United Kingdom Companies Act 1985 set forth the provisions by which an offeror who has acquired or contracted to acquire not less than nine-tenths of the value of the shares to which the offer relates can acquire the remaining shares after completion of a tender offer or other acquisition. Through the Compulsory Acquisition, all non-tendering holders of Ordinary Shares and A Ordinary Shares will receive the same consideration payable in the Offer — $24.00 per Ordinary Share or A Ordinary Share in cash without interest, subject to a reduction for any applicable backup withholding or stock transfer taxes required by law to be withheld from payments to such shareholders.

A copy of the joint press release, dated February 12, 2004, issued by Parker and the Company announcing the expiration and successful completion of the Offer is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Immediately following the filing of this Current Report on Form 8-K, the Company intends to file a Certificate and Notice of Termination of Registration on Form 15 pursuant to which it shall request the de-registration of all Ordinary Shares and ADSs registered pursuant to the terms of the Securities Exchange Act of 1934, as amended. In addition, the Company has delivered a notice to the Nasdaq National Market requesting the de-listing of the ADS effective as of the close of trading today, February 12, 2004.

Item 7.	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired:

None.

(b)	Pro Forma financial information:

None.

(c)	Exhibits:

2.1	Acquisition Agreement, dated as of December 7, 2003, by and between the Company and Parker (incorporated by reference to Exhibit 2.1 to the Form 8-K of the Company filed on December 8, 2003).

99.1	Joint Press Release issued by the Company and Parker on February 12, 2004, announcing the expiration and successful completion of the Offer.

Item 9.	Regulation FD Disclosure

On February 12, 2004, the Company and Parker issued a joint press release announcing the expiration and successful completion of the Offer. A copy of the joint press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENISON INTERNATIONAL PLC

By:	/s/ Bruce A. Smith

Name:	Bruce A. Smith
Title:	Chief Financial Officer

Dated: February 12, 2004

EXHIBIT INDEX

Exhibit	Document

2.1	Acquisition Agreement, dated as of December 7, 2003, by and between Denison International plc (the “Company”), and Parker-Hannifin Corporation (“Parker”) (incorporated by reference to Exhibit 2.1 to the Form 8-K of the Company filed on December 8, 2003).

99.1	Joint Press Release issued by the Company and Parker on February 12, 2004, announcing the expiration and successful completion of the Offer.